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                                                                    EXHIBIT 3.01
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                          NORTHERN STATES POWER COMPANY
                            (a Wisconsin corporation)

                         Incorporated November 21, 1901

       R E S T A T E D   A R T I C L E S  O F   I N C O R P O R A T I O N
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                         (Effective Date:  May 6, 1998)

                      "RESTATED ARTICLES OF INCORPORATION"

"The following Restated Articles of Incorporation, duly adopted pursuant to the authority and provisions of Chapter 180 of the Wisconsin Statutes, supersede and take the place of the existing Restated Articles of Incorporation and amendments thereto:

"Article 1.    The    name of the  corporation shall  be Northern   States Power
Company.

"Article 2.    The period of existence shall be perpetual.

"Article  3.        The   business and  purposes for  which said  corporation is
formed are: To manufacture, produce, purchase, or in any manner acquire, and to sell, market, and distribute gas and its by-products and residual products for light, heat, power and other purposes; to manufacture, generate, produce, buy, and in any manner acquire, and to sell, market and distribute electricity for light, heat, power, and other purposes; to construct, maintain, and operate street and electric railways; to construct, maintain, and operate water works for the purpose of supplying municipalities, private consumers, and others with water for any and all purposes whatsoever; to furnish signals by electricity or otherwise; to supply steam and hot water for heating and other purposes; to own, operate, manage, and control plants and equipment for the production, transmission, delivery, and furnishing of heat, light, water, and power to and for the public; to manufacture, buy, sell, rent, and deal in apparatus and appliances used or useful in, or calculated directly or indirectly to promote the consumption of gas, water, or electricity; to purchase or in any manner acquire, to own and hold, and to sell, exchange, or in any manner dispose of stocks, bonds, mortgages, and other securities; to buy, sell, exchange, and deal in all kinds of real property; and to construct, erect, purchase, or in any manner acquire, to own, hold, and operate, and to sell, exchange, lease, encumber, and in any manner dispose of, gas works, water works, steam plants, hot water plants, hydraulic works, hydroelectric works, electric works, gas distributing systems, water distributing systems, steam distributing systems, electric distributing systems and transmission lines, signal transmission systems, and machinery apparatus, appliances, facilities, rights, privileges, franchises, ordinances, and all such real and personal property as may be necessary, useful, or convenient in carrying on the business of procuring or producing and distributing electricity, gas, water, steam, hot water, and signals, or in the construction, maintenance, and operation of street and electric railways. The business of the company may be carried on in any part of the States of Wisconsin, Michigan, and Minnesota.

"Article 4. The number of shares which it shall have authority to issue shall be One Million (1,000,000) shares of common stock, and the par value of each share shall be One Hundred Dollars ($100). At all meetings of the shareholders of the corporation, the holders of common stock shall be entitled to one (1) vote for each share of common stock held by them.

"Article 5.                The  address  of the registered office at the time of
adoption of these restated articles is 100 North Barstow Street, Eau Claire, Wisconsin 54701.

"Article 6.              The name of the registered agent at such address at the
time  of  adoption  of  these  restated  articles  is  J.  A.  Noer.

"Article 7.    The number of directors constituting the Board of Directors shall be  fixed  by  the  Bylaws,  but  shall  not  be  less  than  three.

"Article 8.     These articles may be amended in the manner authorized by law at the time of amendment."